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                                                                   EXHIBIT 99.1






                                                                   NEWS RELEASE

FOR RELEASE @ 12:00 AM, C.S.T., JULY 27, 2000

                                        CONTACT:  John Y. Ames, President & COO
                                                  Venus Exploration, Inc.
                                                  210-930-4900 ext. 1104
                                                  www.venusexploration.com


    VENUS EXPLORATION ANNOUNCES EXCHANGE OF $700,000 OF DEBT FOR COMMON STOCK
              & UPDATES DEVELOPMENT PROGRESS OF CONSTITUTION FIELD



SAN ANTONIO, TEXAS - JULY 27, 2000 - Venus Exploration, Inc. (VENX: Nasdaq Smallcap(TM)), an independent oil and natural gas exploration and production company, today announced that five of six holders of the Company's 7% Subordinated Convertible Debt have agreed to convert the original principal amount of their debt holdings, $700,000, into 799,997 shares (including 191,303 shares issued to induce early conversion) of Venus common stock.

         Under the original terms of the debt instrument, the conversion rate was $1.15 per share, and Venus lowered it to $0.875 per share to encourage conversion. The remaining holder of the Subordinated Debt holds a convertible note in the principal amount of $300,000. During the second quarter 2000, Venus expects to record a non-cash charge of approximately $170,000 as debt conversion expense. This non-cash charge represents the estimated value of the additional shares issued due to the change in the conversion price.

         The conversion of this debt to equity strengthens Venus' balance sheet by reducing its leverage. The net increase in stockholders' equity is $700,000, a 32% increase from the March 31, 2000, stockholders' equity of $2.2 million. The conversion simplifies the Company's capital structure, and offers the Company flexibility for possible future financings. John Y. Ames, Venus President and Chief Operating Officer, said "We are pleased that the debt holders have the confidence in Venus to take an equity position versus the senior, interest bearing position they had."



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         Of Venus' current operations on the Texas Gulf Coast, Ames said, "Our
Constitution Field development program in Jefferson County, Texas is progressing. This development drilling program should favorably impact our reserves, production and revenues over the next 18 months." The #1 Apache Gas Unit well, operated by Venus in the Constitution Field, recently drilled to a total depth of 14,910 feet, encountered three zones which appear to be productive of gas and condensate. Evaluation of electric logs in that well indicated that two primary objective zones in the Middle Yegua Formation at 14,229 feet and 13,912 feet are expected to be commercially productive and will be produced after testing of the deeper third zone at 14,545 feet. The deeper zone could possibly be commercially productive with formation stimulation or sand fracture treatment. Formation stimulation and testing of the first zone to be tested, the 14,545 foot zone, should be completed in approximately 60 days.

         Ryder Scott & Company, independent engineering consultants, in its estimate of Venus' reserves at December 31, 1999, estimated that the Constitution Field Project, operated by Venus Exploration, Inc., may have six proved undeveloped drill sites with 11 pay zones on the project's 4,946 gross acres (4,538 net). Venus owns 15% working interest in the project and expects to drill at least one additional well in the Constitution Field during the year 2000. The first well drilled by Venus in the field, the #1 Westbury Farms, is currently producing gross 3 million cubic feet of gas per day and 450 barrels condensate per day. Constitution Field is located approximately 15 miles west of the Vidor-Ames Field (125 billion cubic foot of gas equivalent reserves) discovered by the Venus exploration team in the early 1990's.

         San Antonio-based Venus Exploration, Inc. applies advanced geoscience technologies for the purpose of increasing shareholder value through the discovery of oil and natural gas reservoirs in the United States. The company's heritage dates back to the early days of energy exploration, when the Ames family drilled its first oil well in Oklahoma in 1912. During 85 years as a privately owned independent, Venus predecessors discovered, produced and sold millions of barrels of oil from some of the most prolific fields in America. The company focuses its exploration in the Expanded Yegua Trend of the Texas and Louisiana Gulf Coast. On May 21, 1997, Venus Exploration, through a business combination, emerged for the first time as a publicly traded entity on the Nasdaq Smallcap(TM) market under the symbol VENX.

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FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are identified by language that speaks of future events. For example, words such as "may," "could," "believe," "expect," "intend," "anticipate," "estimate," "continue," "projected," "future," "will," "seek," and "plan". The forward-looking statements address such matters as geological estimates of oil and gas reserves, exploratory and development drilling plans and schedules, capital expenditures, availability of capital resources, financial projections, present values of future production, financing assumptions and other statements that are not historical facts. Although statements involving those matters are based on information available at the time this news release was prepared, and although Venus believes that its statements are based on reasonable assumptions, it can give no assurance that its goals will be achieved or that the level of production or financial return expected can be achieved. Some of the important factors that could cause actual results to differ materially from those predicted in the forward-looking statements include (i) state and federal regulatory developments and statutory changes, (ii) the timing and extent of changes in commodity prices and markets, (iii) the timing and extent of success in acquiring leasehold interests and in discovering, developing or acquiring oil and gas reserves, (iv) the conditions of the capital, debt and equity markets during the periods covered by the forward-looking statements, (v) reliance on estimates of reserves, (vi) drilling results, (vii) the Company's success in raising additional capital to fund its operations and to fund the execution of its strategy, and (viii) other matters beyond the control of the Company; e.g., the risk factors outlined in the Company's Form 10K for the year ended December 31, 1999.